Reg. Section 230.424(b)(2)
                                                          File #  333-06933


               SUPPLEMENT TO PROSPECTUS DATED JUNE 28, 1996


   The "Distribution of Shares by BJS" section of the Prospectus/Joint Proxy Statement dated June 28, 1996 is hereby supplemented to reflect the distribution of the 4,315,970 shares of SPG Common Stock received by BJS Capital Partners L.P. ("BJS") in the Merger to its partners and in some cases further distribution by the partners to their respective partners/members or other equity owners (the "BJS Partners"). The following table sets forth the number of Resale Shares beneficially owned by each of the BJS Partners as of the date of this Supplement. Capitalized terms used in this Supplement and not otherwise defined have the meaning given to them in the Prospectus/Joint Proxy Statement.

               NAME OF BJS PARTNER                 Number of Resale Shares Owned
                                                           Beneficially
                                                          as of the Date
                                                       OF  THIS SUPPLEMENT*
The Prudential Insurance Company of America                             486,854
Pruco Insurance Company                                                   6,890
The Nikko Securities Company, Ltd.                                      200,879
The Nikko Building Company, Ltd.                                        200,879
First Plaza Group Trust                                                 476,694
Metropolitan Life Insurance Company                                     194,774
General Electric Capital Corporation                                    182,259
The Mitsui Trust & Banking Company, Ltd.                                165,808
American General Corporation                                             97,387
Chemical  Investments Inc.                                              119,454
New York Life Insurance Company                                          97,387
Presidential Life Insurance Company                                      97,387
Unisys Master Trust                                                     119,174
Blackstone Group Holdings L.P.                                           54,672
Beinecke Family                                                           5,653
Landmark Mezzanine Partners                                              10,612
Trust Under Article 5th of the Will of H. Ross                            2,826
Ross Trust U/A/D 1120/89                                                  2,826
South Ferry #2 L.P.                                                      25,130
ITT Master Trust                                                         68,901
Banque Indosuez                                                         100,847
Continental Illinois Equity Corporation                                  45,934
John Hancock Mutual Life Insurance Company                               38,955
Phillip Morris/GF Master Trust                                           47,669
Weirton Retirement Plan                                                  47,669
The Sakura Bank, Ltd.                                                   102,686
Toronto Dominion Investments, Inc.                                       40,175
ALCOA Master Trust                                                       34,450
Int. Bank for Recon. and Devel. Pension Fund                             37,245
1950 Associates                                                           7,924
Prospect Hill Foundation                                                  7,151
William S. Beinecke                                                       4,402
Creditanstalt-Bankverein                                                 28,178
The Engineering and Development Group Finance                        20,291
S.A.
Masco Capital Corporation                                                22,939
OSG Financial Corporation                                                22,900
Richard Ross                                                              3,246
Robert Ross                                                               3,246
Carol Ross                                                                3,246
James H. Ross                                                             4,869
Deborah R. & Philippe P. Dauman                                           4,869
Standard Oil Retirement Trust                                            19,477
BCP Pacific Partners L.P.                                                80,575
Blackstone Management Associates L.P.                                   419,569
Blackstone Family Investment Partnership I L.P.                         372,853
Blackstone Real Estate Inc.                                               3,643
Centaur Partners III L.P.                                               131,543
B.W. Duncan Family M Trust                                               19,708
Thomas Saylak                                                            23,265
TOTAL                                                                 4,315,970

__________
  * The number of shares actually owned beneficially by each BJS Partner may differ slightly from the figure presented, but in no event will any BJS Partner sell Resale Shares in an amount that is more than 5% higher than the amount shown above.

   The distribution of Resale Shares by a BJS Partner may be effected from time to time, in one or more transactions (which may involve block transactions), in special offerings, exchange distributions and/or secondary distributions, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing prices or at negotiated prices. A BJS Partner may effect such transactions by selling Resale Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the BJS Partner and/or purchasers of Resale Shares for whom they may act as agent (which compensation may be in excess of customary commissions). Without limiting the foregoing, such brokers may act as dealers by purchasing any and all Resale Shares covered by this Prospectus/Joint Proxy Statement either as agents for others or as principals for their own accounts and reselling such securities pursuant to this Prospectus/Joint Proxy Statement. Any BJS Partner and any broker-dealer that participates with any BJS Partner in the distribution of Resale Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Resale Shares sold by them might be deemed to be underwriting discounts and commissions under the Securities Act. The engagement of a broker for the reoffering or resale of any of the Resale Shares covered by the Registration Statement of which this Prospectus/Joint Proxy Statement forms a part may be terminated at any time by the BJS Partner or the broker.

The date of this Supplement is May 30, 1997.